Exhibit 10.29


          Portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. The redacted portions are identified by brackets with the character indicating deleted information.

                                                                  EXHIBIT 10.29

                                                                  Execution copy
                                                                  --------------


                             AFFILIATION AGREEMENT

THIS AGREEMENT made as of the 16th day of May, 1996 is by and between CABLE HEALTH TV, Inc., d/b/a FIT TV, a Delaware corporation ("Network"), and Satellite Services, Inc., a Delaware corporation ("Affiliate"), regarding the cable television programming service known as "FIT TV" and formerly known as "Cable Health Club" (as transmitted in any technological format, including, without limitation, an analog, digital or compressed format) (the "Service").

     1.   RIGHTS:
          -------

          (a) Grant of Rights.  Network hereby grants to Affiliate and its
              ---------------
affiliates, and Affiliate hereby accepts on behalf of itself and its affiliates,

              (i) the non-exclusive right, but not the obligation, to exhibit, distribute, subdistribute and authorize the reception of the Service in the United States, the District of Columbia and the territories, possessions and commonwealths of the United States ("Nationwide") by cable or other wire or fiber optic transmission service, whether now existing or developed in the future, ("Cable") in the Operating Areas (as defined herein) of the System or Systems, (as defined herein below and as set forth on Schedule 1 hereof, as such Schedule 1 may be added to or deleted from, from time to time, pursuant to the terms of this Agreement);

             (ii) the non-exclusive right, but not the obligation, to exhibit, distribute, subdistribute and authorize the reception of the Service Nationwide by multipoint distribution services ("MDS"), by multichannel multipoint distribution services ("MMDS") and, provided that Network has such rights (and Network shall make commercially reasonable efforts to obtain such rights in a timely manner and on terms that do not discriminate against Affiliate as compared to other distributors of the Service by the same technology), by any other means of multi-channel video distribution (other than Cable and Satellite), whether now existing or developed in the future (A) in Operating Areas (as defined herein) of Systems, (B) in other areas of counties in which Operating Areas of Systems are wholly or partially located but which areas are not the subject of a cable television franchise or license or, if a cable television franchise or license exists in such area, the operator of such franchise or license is not distributing the Service and (C) in areas of counties (which areas are contiguous to counties where an Operating Area of a System is wholly or partially located) which are not the subject of a cable television franchise or license or, if a cable television franchise or license exists in such area, the operator of such franchise or license is not distributing the Service (the areas described in (A), (B), and (C) of this Section l(a) (ii) shall be referred to herein as a System's "Distribution Area");

               (iii) the non-exclusive right, but not the obligation, to exhibit, distribute, subdistribute and authorize the reception of the Service Nationwide by any satellite master antenna television system ("SMATV"), whether or not such SMATV meets the System Qualifications of Exhibit A hereto and whether or not it is located inside the Distribution Area of any System, provided only that the customers served by such SMATV shall all be considered Service Subscribers for purposes hereof pursuant to the provisions of Section 5(b) hereof; and

               (iv) the non-exclusive right, but not the obligation, to exhibit, distribute, subdistribute and authorize the reception of the Service Nationwide to any person or entity (other than another multi-channel video programming distributor), who receives the signal of the Service by means of equipment capable of receiving audio/visual signals and/or programming directly from any satellite, whether existing now or developed in the future ("Satellite Subscribers"), including but not limited to, C-Band and Ku-Band signals, whether Network provides such signals in a digitized, compressed, modified, replaced or otherwise manipulated format, including tier-bit access rights and tier-bit messaging rights ("Satellite") upon terms and conditions to be negotiated in good faith by Network and Affiliate; provided, however, that if Network and Affiliate are unable to reach an agreement with respect to the pertinent Satellite distribution rights within ninety (90) days after the commencement of such good faith negotiations, then Affiliate shall have such rights upon terms and conditions, each of which shall be at least as favorable as any right, term or provision either previously or hereafter offered or granted by Network to any other distributor of the Service to Satellite Subscribers. Notwithstanding the foregoing, nothing in this Section l(a)(iv) shall be construed or interpreted as preventing Affiliate from negotiating with Network as to any term or condition that Affiliate finds unacceptable or any term or condition that Network has not offered or granted to any other distributor, but which Affiliate nevertheless desires to have in its agreement with Network; and

               (v) the non-exclusive right, but not the obligation, to exhibit, distribute and authorize the reception of the Service, on a retail basis, Nationwide by any system or enterprise (regardless of whether such system or enterprise is affiliated with the owner and/or operator of any required distribution equipment) that distributes audio/visual signals and/or programming over the distribution facilities of a common carrier by means of a video dialtone connection, open video system or other common carrier arrangement, whether now existing or developed in the future ("VDT" or "OVS"), which meets the System Qualifications of Exhibit A hereto.

          The rights set forth in this Section l(a), and elsewhere under this Agreement, are also granted hereby to any affiliate of Affiliate. As used in this Agreement, an "affiliate of Affiliate" shall include any entity meeting the requirements of paragraphs I.1, II or III of Exhibit A hereto, regardless of whether such entity is a cable television system.

              "Operating Area" of a cable television system or other video distribution enterprise shall mean that geographic area where the owner of the system or enterprise is authorized by appropriate governmental authority to operate an audio or video distribution facility and is operating an audio or video distribution facility within such area; provided, however, that if a franchise or license is not required for the distribution of television services in a particular geographic area, then the Operating Area of a system or enterprise shall mean that geographic area where the system or enterprise is operating regardless of the presence or absence of a franchise or license.

              "Alternative Technology" or "Alternative Technologies" shall mean SMATV, MDS, MMDS, Satellite and any other means of multi-channel video distribution (other than Cable) whether now existing or developed in the future.

              (b) To exercise the rights granted to Affiliate pursuant to Section l(a) hereof, Affiliate shall have the right, upon written notice to Network within thirty (30) days thereof, to elect to include under this Agreement, and to demand authorization from Network, if necessary, and if elected by Affiliate, to launch the Service on, any cable television system or other multi-channel video distribution enterprise (regardless of whether such system or enterprise is affiliated with the owner of any required distribution equipment) which meets the System Qualifications of Exhibit A hereto regardless of whether such system or enterprise is a cable television system (any cable television system or other video distribution enterprise which Affiliate elects to include under this Agreement shall be referred to in this Agreement, individually, as a "System" or, collectively, as "Systems"). Upon receipt of such a notice, Schedule 1 hereof shall be deemed to include such System(s), and such System shall be included as a System under this Agreement, as of the later of: (i) the launch date of the Service on such System(s), (ii) the date such System(s) first meets the System Qualifications of Exhibit A hereto, or (iii) the date for inclusion specified in such notice if such notice is properly given pursuant to Section 12 hereof. Any then-existing agreement between or among Network and any one or more third parties applicable to any such System for carriage of the Service shall terminate and shall cease to be effective with respect to such System as of the effective dace of the addition or deemed addition of such System to Schedule 1. Affiliate shall have the right, in Affiliate's sole and absolute discretion, to discontinue carriage of the Service on any or all Systems, and to delete any or all Systems from Schedule 1, by providing Network with written notice within thirty (30) days of such deletion.

              (c) For the avoidance of doubt, the provisions of this Section l(c) refer only to the exhibition, distribution and performance of the Programming (as defined below) on the Promotional Service (as defined below). In addition to the other rights granted in this Section 1 hereof, during the Term:

               (i) Network hereby grants to Affiliate, and any affiliate of Affiliate (including, without limitation, TV Network Corporation), the non-exclusive right, license, and privilege, but not the obligation, to exhibit, distribute, transmit, and perform the Programming (as defined below) on the programming service known as "Intro Television", or any successor programming service designated by Affiliate (the Promotional Service"), including, without limitation, the right to compress, digitize, modify and/or uplink the Programming on the Promotional Service (provided that no such compression, digitization or modification will cause a material change in an average viewer's perception of the principal video or principal audio presentation of the Programming), and to authorize the exhibition, distribution, and subdistribution of the Programming on the Promotional Service via Cable or any Alternative Technology by Affiliate, any affiliate of Affiliate or third parties.

               (ii) For purposes of this Section l(c), the "Programming" shall consist of, as mutually agreed by the parties hereto: (A) a simulcast of the Service; (B) taped-delayed programming reproduced by Affiliate from the programming contained on the Service during other days or day-parts; and/or (C) programs reproduced by Affiliate from Network's programming library. On or before seventy-five (75) days before the beginning of each calendar month during the Term, Affiliate shall designate to Network one (1) or more time periods in such month during which the Programming will be featured on the Promotional Service, and shall designate the programming from Network which Affiliate desires
          to feature during such time period(s).   Affiliate shall have full
          authority and sole discretion to determine and control the time period and length of time, if any, during which the Programming will appear on the Promotional Service; provided, however, that in no event shall the Programming appear on the Promotional Service for more than two
          (2) hours in any calendar day, Monday through Sunday. Network shall supply to Affiliate (if designated by Affiliate) no less than fourteen
          (14) hours per week of Programming. With respect to any programming designated by Affiliate pursuant to subsection (B) or (C) above, Network shall make an objection, if any, to such programming's being included in the Promotional Service no later than sixty (60) days before the beginning of such calendar month. If Network objects to such designated programming, then the parties shall negotiate in good faith to determine which programming, if any, shall be designated to be included within the Promotional Service. Any such objection to the designated programming shall be made in good faith and in the exercise of reasonable business judgment based on rights availability, rights costs, or reasonable limitations on excessive exposure of programming. In the event that Network notifies Affiliate (within the sixty (60) day period) that including the designated programming within the Promotional Service will violate Network's rights to such programming or will subject Network to commercially unreasonable costs or liability, Affiliate shall not include such designated programming within the Promotional Service. If Network fails to object to any designated programming within such sixty (60) day time period, such programming shall be deemed agreed to by Network. Unless otherwise stated by Affiliate, any designation of Programming by Affiliate shall automatically renew and continue from month to month.

               (ii) If all or a portion of the Programming agreed to by the parties hereto will consist of tapes from Network's programming library, Network shall deliver to Affiliate, at Network's expense, broadcast-quality tapes of such Programming no later than fifteen (15) days before the beginning of the pertinent calendar month during which such Programming, or any portion thereof, is scheduled to appear on the Promotional Service. Affiliate may copy or use such tape to incorporate the Programming into the Promotional Service and shall return such tape to Network within thirty (30) days after the end of such calendar month. If all or a portion of the Programming consists of a simulcast of the Service or tape-delayed programming, Affiliate may simulcast or reproduce those portions of the Programming as may be necessary for the performance of the Programming on the Promotional Service.

               (iv) Within fifteen (15) days after the date of full execution hereof, Network shall send to Affiliate (or a designated affiliate of Affiliate) a description of the programming contained in Network's programming library. During the Term, Network shall update such list quarterly within thirty (30) days after the end of each calendar quarter. With respect to any calendar month during the Term, Network shall, whenever possible, in addition to the obligations set forth in
          Section 3(a) below, give Affiliate (or a designated affiliate of Affiliate) at least sixty (60) days' prior notice of any change in its program schedule.

               (v) Affiliate shall have the right, for transitional or promotional purposes, to place the Programming in a rotating cube of television screens, or similar transitional or promotional device, and shall have the right, to the extent not prohibited by Network's contracts with third parties concerning the cablecast of the Programming, to use excerpts of the Programming for promotional purposes on the Promotional Service, including promotional spots or inclusion of such Programming on the Promotional Service's rotating cube. Network shall make available to Affiliate Network's existing promotional spots for the Service or the Programming, and shall reasonably cooperate, at Affiliate's cost, in creating promotional spots for the Promotional Service.

               (vi) Each program contained in the Programming shall be incorporated in the Promotional Service without material alteration; provided that Affiliate may superimpose a promotional "bug," a display mortise, a rotating cube of television screens or a similar promotional device, over such program, and provided further that such promotional device shall not delete or otherwise obscure Network's promotional bug, if any, and shall not obscure more than ten (10%) of the picture of the Programming as perceived by the average viewer in such viewer's home. Notwithstanding the foregoing, Affiliate shall have full authority and sole discretion, within all of the commercial breaks in the Programming on the Promotional Service, to program interstitial elements of the Programming, i.e., to insert commercial announcements therein, and to make commercial announcement time available to third party operators and distributors. Affiliate may incorporate the programs contained in the Programming in the Promotional Service in a different order or sequence than the order or sequence of such programs contained in the Programming as supplied by Network.

               (vii) Without limiting the provisions of Section 9 hereof, Network has or shall obtain all rights and licenses, including, without limitation, copyrights (except for music performance rights), and music synchronization rights, necessary for the performance and distribution of the Programming (excluding any material or commercial announcements inserted by Affiliate) as set forth in this Agreement. Without limiting the generality of the foregoing, Network shall pay any and all (A) union or guild payments required in connection with the production, distribution, or performance of the Programming, and
          (B) residuals, including all necessary rights, reuse, and other fees or compensation of any kind, however denominated, which are due or may become due by reason of Affiliate's full exercise of any and all rights under this Agreement. With respect to the music performance rights in the music contained in the Programming, Network represents and warrants that such rights are: (1) in the public domain, (2) controlled or authorized for use by Network and its licensees to the extent necessary to permit Affiliate's or an affiliate of Affiliate's full use hereunder without payment to any other person, firm or corporation, or (3) controlled by ASCAP, BMI or SESAC in which event, as between Affiliate or an affiliate of Affiliate and Network, Affiliate or an affiliate of Affiliate shall be solely responsible for obtaining any music performance rights licenses which may be required to include the Programming within the Promotional Service.

     2.   TERM:
          ----

          (a) Unless earlier terminated pursuant to the terms of this Agreement, the "Term" of this Agreement shall consist of, collectively, the Initial Term and any number of Renewal Terms (each as defined herein). The "Initial Term" of this Agreement shall be for fifteen (15) years commencing as of the date hereof.

          (b) This Agreement shall automatically renew for successive five (5) year periods (each a "Renewal Term") after the expiration of the Initial Term, and each Renewal Term, unless either, (i) this Agreement is terminated earlier in accordance with the terms hereof, or (ii) Affiliate provides written notice to Network of its intent to terminate this Agreement, in Affiliate's sole and absolute discretion, a minimum of sixty (60) days prior to the end of the Initial Term or any Renewal Term.

     3.   CONTENT OF THE SERVICE:
          ----------------------

          (a) Throughout the Term the programming on the Service shall consist of long-form aerobic workouts; workouts which focus on body building, shaping and/or toning; news and views on health topics, including nutrition, weight loss, food, cooking, skin and hair care and vitamins; sporting events (e.g.
                                                                       ----
aerobic competitions) specifically relating to health and fitness (as opposed to other skills or other athletic competitions generally), provided that the Service shall not include more than fifteen (15) hours of such sporting events in any calendar month; and a segment currently known as "Fitness Plus" which demonstrates high quality health and fitness products and merchandise for purchase by an advertised 1-800 product information and ordering number, such programming to be similar to the programming on the program schedule attached hereto as Exhibit B, and no other programming of any other type or variety whatsoever. Network shall, during each month of the Term, send one (1) copy of its monthly program schedule to Affiliate, in care of: Programming Department. Network agrees that the Service shall not contain (i) any programming that has received, or had it been rated would have received, an MPAA "X" or "NC-17" rating; (ii) more than sixty (60) minutes on one day per week (which day shall be Sunday) of religious programming, provided that any such religious programming must be explicitly health and fitness related and may not contain any solicitation of funds; (iii) a sufficient quantity of music videos such that the Service could be characterized as a music video service; or (iv) a sufficient quantity of children's programming such that the Service could be characterized as a children's service. In addition, the Service shall not contain any "direct on-air sales" (as defined below) programming other than: (A) between the hours of 1:00 a.m. and 6:00 a.m., Eastern Time (and in the event Network provides both an eastern and a western feed of the signal of the Service, between the hours of 1:00 a.m. and 6:00 a.m. Pacific Time for the western feed), and (B) up to thirty (30) minutes each day, which such thirty
(30) minutes shall not be during "Prime Time." For purposes of this Section 3(a), "Prime Time" shall mean the time between 8:00 p.m. and 11:00 p.m., Eastern Time (and in the event Network provides both an eastern and a western feed of the signal of the Service, between the hours of 8:00 p.m. and 11:00 p.m. Pacific Time for the western feed). "Direct on-air sales" programming shall mean any programming (except for the segment of the Service currently known as "Fitness Plus") which is over two (2) minutes in length and includes the direct on-air marketing and/or sales of products and/or services, including, without limitation, home-shopping and "infomercials," and which may include product or service demonstrations, promotions, testimonials, and/or referrals and may be in a documentary, talk-show, news, information or other disguised format.

          (b) Network shall make available to Affiliate not less than two (2) minutes of commercial announcement time in each and every hour of the Service, presently distributed as follows: (i) one (1) minute at :28 minutes after each hour, and (ii) one (1) minute at :58 minutes after each hour, to be used at Affiliate's option and control; provided, that Network may change the time designations set forth herein, from time to time, in its sole discretion, upon at least sixty

(60) days' prior written notice to Affiliate of any such change. Network shall have the right to preempt Affiliate's commercial announcement time occasionally for specials or coverage of an event of public importance, but only if Network similarly preempts all of its own commercial announcement time in the pertinent half-hour period(s) during which it seeks to preempt Affiliate's commercial announcements, and then only if Network provides at least thirty (30) days' prior written notice, whenever possible, of any such preemption and provides equally valuable make good time to Affiliate as soon as practicable. Affiliate shall have the right to retain for itself all of the proceeds derived from the sale of the commercial announcement time furnished to it hereunder. If Network increases the aggregate number of minutes of commercial announcement time included in the Service (including the commercial announcement time allocated to Affiliate hereunder) to more than fourteen (14) minutes per hour, then the commercial announcement time made available to Affiliate shall increase by fifty percent (50%) of such increase and any increase thereafter (e.g., if Network
                                                            ----
increases the commercial announcement time on the Service from fourteen (14) to fifteen (15) minutes per hour, Affiliate will receive thirty (30) seconds of such additional commercial announcement time). Network shall properly "tone-switch", using industry-recognized equipment, via inaudible signals, all commercial announcement minutes to enable Affiliate to insert its commercial announcements. If Network fails more than two (2) times in any consecutive thirty (30)-day period properly to "tone-switch" or otherwise identify Affiliate's commercial announcement minutes to enable Affiliate to insert its commercial announcements, Affiliate shall have the right, without first notifying Network, to preempt the Service to insert its commercial announcements.

          (c) Neither Network nor Affiliate shall insert or sell, either in the Service or the Programming, any advertisements (i) for alcohol, tobacco products, narcotics or contraceptives, (ii) related to the occult, astrology, or horoscopes, (iii) for any movie which has received or had it been rated would have received a MPAA "X," "NC-17" or "R" rating, or (iv) which contain any sexual material, material unsuitable for children or which would receive an MPAA "X," "NC-17" or "R" rating if such advertisement were to be rated. Nothing herein shall be construed as prohibiting either party from inserting and selling commercial announcement time to programming services which distribute "R"-rated programming, provided that such announcements comply with this Section 3(c).

          (d) If for any reason, including, without limitation, causes beyond the control of Network, Affiliate, in good faith, determines that the Service includes programming prohibited in Section 3(a) hereof and/or does not include programming of at least the quantity, quality, type and content as required in
Section 3(a) and Section 3(g) hereof and as referenced in Exhibit B, Affiliate shall provide Network with written notice thereof, specifying the content breach, whereupon Network shall have thirty (30) days from Affiliate's notice to take appropriate action to cure such content breach and shall have sixty (60) days from Affiliate's notice to cure such content breach fully. If Network has not commenced good faith efforts to cure such content breach within such thirty
(30)-day period and/or has not fully cured such breach within such sixty (60)- day cure period, then Affiliate may, in addition to any and all remedies available to Affiliate hereunder, in law or in equity, at its option, either (i) discontinue carriage of the Service on any or all Systems and delete such System or Systems from Schedule 1 hereof, effective at any time by giving notice to Network within ten (10) days thereof; or (ii) receive credit against the Fees (as defined herein) or Renewal Fees (as defined herein) in the proportion that the hours of programming each day which either is prohibited by Section 3(a) hereof or deviates from the programming required in Section 3(a) or Section 3(g) hereof bears to the total hours the Service is transmitted each day; such credit to be applied against the Fees or any Renewal Fees in any month.

          (e) No less than once per day in alternating day parts, but including each and every day part, (i) during any period throughout the Term or any Renewal Term when Fees or Renewal Fees are payable to Network by Affiliate, the Service shall include the following audible message: "This programming is brought to you, in part, by fees paid by your local cable company," and (ii) during any period throughout the Term or any Renewal Term when no Fees or Renewal Fees are payable to Network by Affiliate, the Service shall include the following audible message: "This programming is brought to you through the support and cooperation of your local cable company."

          (f) During the Term, Network shall provide the Service in its entirety to Affiliate. When the phrase "in its entirety" is used in this Section 3(f), it means that each Service Subscriber shall be able to receive, at all points in time, programming received at each such point in time by any other subscriber to the Service, and if any subscriber to the Service is receiving, at a given point in time, programming that is different from the programming received by any subscriber of Affiliate receiving the Service at such point in time, Affiliate shall have the unconditional right to elect which programming it desires to receive and utilize at any System, which programming it desires to subdistribute hereunder, and/or which programming it will authorize for reception by Affiliate's Satellite Subscribers. Notwithstanding the foregoing, in the event Network provides an eastern and western feed of the signal of the Service, Systems in the Eastern and Central Time zones shall make commercially reasonable efforts to exhibit the eastern feed of the signal of the Service, Systems in the Pacific Time zone shall make commercially reasonable efforts to exhibit the western feed of the signal of the Service and each System in the Mountain Time zone may elect, at its option, to exhibit either the eastern or western feed of the signal of the Service; and any System shall have the option of exhibiting both feeds of the Service without paying any additional Fees or Renewal Fees.

          (g) At least twenty percent (20%) of the hours of the Service programming each day shall be original programming distributed exclusively Nationwide on the Service at all times throughout the Term.

     4.   DELIVERY AND DISTRIBUTION OF THE SERVICE:
          ----------------------------------------

          (a) During the Term, Network shall, at its own expense, deliver a signal of the Service to the earth station of each System, to each of Affiliate's Satellite Subscribers, and, for purposes of Section 4(g) hereof, to other locations within the continental United States designated by Affiliate (in its sole and absolute discretion), by transmitting such signal via a domestic satellite commonly used for transmission of cable television programming. In addition, no later than twelve (12) months after the date on which the number of full-time equivalent cable television subscribers to the service first reaches twenty (20) million subscribers, Network shall, at its own expense, fully encode the satellite signal of the Service utilizing scrambling technology commonly used in the domestic cable television industry. Except as otherwise provided in this Section 4(a), Affiliate shall, at its own expense, furnish an earth station and all other facilities including, without limitation, decoders commonly used in the domestic cable television industry, necessary for the receipt of such satellite transmission and the delivery of such signal to the Service Subscribers. In the event Network either (i) changes the satellite to which the Service is transmitted to a satellite not susceptible to viewing by a System's or Systems' then-existing earth station equipment and such satellite does not carry at least three (3) of the top ten (10) cable television programming networks (such networks to be determined based on the number of subscribers reported by A. C. Nielsen Company), or (ii) changes the technology used by Network to encrypt the Service to a technology not commonly used in the domestic cable television industry, Affiliate shall then have the right to delete from Schedule 1 of this Agreement, immediately, such System or Systems, and to discontinue carriage of the Service, immediately, from such System or Systems; provided that this right of deletion and discontinuance shall not apply to any System or Systems if, (1) Network agrees, unconditionally, to promptly reimburse such System or Systems, as the case may be, (A) for the cost to such System or Systems to acquire and install equipment necessary for such System or Systems to receive the signal of the Service from such new satellite, and/or (B) for the cost to such System or Systems to acquire and install new equipment necessary for such System or Systems to descramble, receive and/or utilize the signal of the Service; and (2) physical space exists at the then-existing headend or earth station site to accommodate the necessary equipment; and (3) current zoning and other restrictions permits such additional equipment. In the event Network (x) compresses the signal of the Service, (y) digitizes the signal of the Service, or (z) changes the method of encryption after the signal of the Service is first encrypted, in such a manner that the signal of the Service cannot be received or utilized by a System or Systems, Network shall, at its sole and exclusive option, either promptly reimburse each System for the cost to purchase and/or deploy the equipment necessary for such System to receive or utilize the signal of the Service, or promptly supply to each System all of the equipment necessary for such System to receive or utilize the signal of the Service. The preceding sentence shall only apply to Systems carrying the signal of the Service as of the date of such a compression, digitization or encryption change, and any System that is so compensated shall rebate to Network such compensation in the event it discontinues carriage of the Service earlier than one year after receiving such compensation.

          (b) Network shall provide to each System and to each of Affiliate's Satellite Subscribers a video and audio signal of the Service of a technical quality equivalent to the greater of the following: (i) comparable to the technical quality of audio and video signals delivered by other cable television programming services, or (ii) the technical standards set forth in Exhibit C hereof. If, at any time during the Term, Network converts to a format other than its current analog format, Network and Affiliate shall negotiate in good faith to agree upon replacement specifications for Exhibit C; provided, however, that the technical quality of the video and audio signal under the replacement specifications shall not be of a lesser technical quality than the video and audio signal quality of the Service required hereunder in the month immediately preceding the conversion to a non-analog format. Each System, if any, will deliver to its Service Subscribers a principal video and audio signal of the Service of a technical quality at least comparable to other cable television programming services, but in no event higher than the technical quality provided by Network hereunder.

          (c) The Systems, if any, may distribute the Service as a full-time or part-time service; provided, however, that, subject to Section 4(i) hereof, any part-time carriage of the Service shall consist of at least a continuous four
(4) hour block of the programming of the Service. Affiliate acknowledges that in order to qualify for Affiliate's Revenue Share (as defined in Section 7 hereof), a System must distribute the Service either: (i) at least eight (8) hours each day between the hours of 6:00 a.m. and midnight, or (ii) at least an aggregate of fifty-six (56) hours each week. Except as otherwise provided herein, the Systems, if any, will distribute the Service during the hours it is carried by such Systems, without alteration, editing or delay. Network agrees that Affiliate will have complete authority to control, to designate and to change the channel(s) over which the Service is to be carried on each System.

          (d) Network retains and reserves any and all rights in and to all signal distribution capacity contained within the bandwidth of the Service, including, without limitation, the vertical blanking interval ("VBI"), audio subcarriers and all other distribution capacity contained within the bandwidth of the Service between Network's uplink facilities and the Systems or Affiliate's other first downlink facilities. Affiliate retains and reserves any and all rights in and to, and may use in its sole discretion, all signal distribution capacity contained within the bandwidth of the Service, including, without limitation, the VBI, audio subcarriers or channels and any other portions of the bandwidth that may be created or made usable as a result of the conversion of the signal of the Service to a compressed, digital or other non-analog format, as received at each System or Affiliate's other first downlink facilities from such System or other first downlink facility to the service Subscribers served by such System or other first downlink facility. Notwithstanding the foregoing, if Network uses one (1) line of the VBI for closed captioning for the hearing impaired then Affiliate shall transmit such closed captioning service to Service Subscribers who (i) receive the Service in an analog format, and/or (ii) receive the Service in a digital format utilizing a set-top box which is capable of receiving and presenting information included in the data stream which contains the data for the closed captioning service; provided, however, that Affiliate shall only transmit such closed captioning service in a digital format if Network delivers the closed captioning service to Affiliate in a format specified by Affiliate. In addition, if Network uses one audio subcarrier of the Service for a Spanish language translation of the Service, then Affiliate shall transmit such Spanish language translation of the Service to Service Subscribers who (A) receive the Service in an analog format, and/or (B) receive the Service in a digital format utilizing a set-top box which is capable of receiving and presenting information included in the data stream which contains the data for such Spanish language translation of the Service. Nothing herein shall preclude Affiliate from exercising and exploiting the rights retained and reserved by Affiliate pursuant to this Section 4(d) by any means and in any locations freely and without restriction; provided, however, that any such use by Affiliate or the Systems shall not materially degrade, or otherwise materially interfere with, the picture quality of the Service or the audio portion of the signal of the Service which is the principal audio carriage frequency of the Service. Furthermore, in the event that Affiliate is required by law, decree, ordinance or administrative action to pass through to any of its customers any material contained within the signal of the Service, Network shall not commingle such material with material Affiliate is not required to pass through to its customers and shall not co-locate such material on lines of the vertical blanking interval with material Affiliate is not required to pass through to its customers.

          (e) Each System or other distribution facility or enterprise may carry the Service on the basic level of service, on any tier, a la carte, or in any combination thereof. For purposes of this Agreement, a "tier" shall mean any package which includes, at a minimum, three (3) services.

          (f) Affiliate shall not itself, and shall not authorize others to, copy, tape or otherwise reproduce any part of the Service without Network's prior written authorization and in each of the Systems shall take reasonable and practical security measures to prevent the unauthorized or otherwise unlawful copying, taping or other reproduction of the Service by others through the facilities of the System. Affiliate shall not be responsible for home taping by anyone viewing the Service and Affiliate may promote home taping as part of Affiliate's marketing efforts. Network acknowledges that this Section 4(f) does not restrict Affiliate's practice of connecting its subscribers' videocassette recorders, or other devices susceptible to use for home duplication of video programming, to the facilities of a System.

          (g) Network hereby grants Affiliate, and any affiliate of Affiliate, the right to receive the signal of the Service, to digitize, compress, modify, replace or otherwise technologically manipulate the signal, and to transmit the signal (one or more times) as so altered (the "Altered Signal") to a Satellite, or to a location within the continental United States designated by Affiliate (in its sole and absolute discretion), for redistribution to terrestrial or other reception sites capable of receiving and utilizing the Altered Signal, provided that no such alteration, transmission, redistribution, reception or other use will cause a material change in an average viewer's perception of the principal video or principal audio presentation of the Service, and provided further that such terrestrial or other reception sites are authorized pursuant to a valid agreement, or otherwise, to receive and/or distribute the Service. Network hereby grants Affiliate, any affiliate of Affiliate, and any System (i) the right to deliver the Altered Signal for the uses set forth in Section l(a) of this Agreement, and (ii) the right to deliver the Altered Signal to any third party, provided that such third party is authorized by Network pursuant to a written agreement or otherwise to distribute the Service. Network shall not change the signal on the service in such a way as technically or technologically to defeat, or otherwise interfere with, Affiliate's, any affiliate of Affiliate's, or any System's rights under this Section 4(g). In the event Network interferes with or otherwise prevents receipt, digitization, compression, modification, replacement, utilization or manipulation of the signal of the Service by Affiliate, any affiliate of Affiliate, or any System pursuant to the terms of this Section 4(g), then Affiliate shall have the right to delete any or all Systems from Schedule 1 of this Agreement, immediately, and to discontinue carriage, immediately, of the Service on any or all Systems.

          (h) Network hereby grants to Affiliate and any affiliate of Affiliate the right to transmit by Cable or other transmission system the signal of the Service as received at the headend of any System to any third party, provided that such third party is authorized by Network to receive the signal of the Service. Network also hereby grants to Affiliate and any affiliate of Affiliate the right to receive by Cable or other transmission system the signal of the Service from any third party.

          (i) Notwithstanding anything in Section 4(c) hereof to the contrary, Affiliate shall have the right, but not the obligation, to preempt the Service on the Systems for up to: two (2), thirty (30) minute periods each day during the Term of this Agreement to insert other programming (the "Affiliate Inserts"). Affiliate shall provide Network with at least thirty (30) days' prior written notice of the time periods during which Affiliate will preempt the Service for the Affiliate Inserts; provided, however, that Affiliate may preempt the Service for the Affiliate Inserts up to ten (10) times each month without
prior notice to Network.    Affiliate may only preempt the Service for an
Affiliate Insert beginning on the hour or on the half hour (e.g., at 6:00 a.m.
                                                            ----
or 6:30 a.m.). Affiliate shall provide an on-screen or audible message at the commencement of each Affiliate Insert which shall clearly identify such Affiliate Insert as not being a part of or associated with the Service. Affiliate's preemption of the Service for the exhibition of the Affiliate Inserts shall be subject to the following limitations: (i) Affiliate shall not preempt the Service for more than one (1), thirty (30) minute period during the time period from 8:00 p.m. to 11:00 p.m., Eastern Time and no Affiliate Insert inserted during such time period will consist of any direct on-air sales programming as long as at least one (1) of the two (2) commercial announcement minutes per hour allocated to Affiliate pursuant to section 3(b) hereof is provided to Affiliate during the "first break out of the action," except that such "first break out of the action" may be preceded by an announcement promoting Network which does not exceed fifteen (15) seconds in length; (ii) the Affiliate Inserts shall not be comprised of a simulcast of programming from any other cable television service, other than a news, informational, or political service created for Affiliate or an affiliate of Affiliate for cablecast on cable television systems which meet the System Qualifications of Exhibit A;
(iii) the Affiliate Inserts shall be spaced at least one (1) hour apart; provided, however, that Affiliate may preempt the Service for one (1) continuous hour during any time period other than the time period from 8:00 p.m. to 11:00 p.m., Eastern Time, with Network's consent, which consent shall not be unreasonably withheld by Network; (iv) the editorial and production quality of the Affiliate Inserts, as measured by the average viewer, shall be materially similar to or better than the editorial and production quality of the Service, taking into account any differences in content and format; (v) during any hour of the Service that is preempted for one (1), thirty (30) minute Affiliate Insert, Affiliate shall be entitled to only fifty percent (50%) of the commercial announcement time to which Affiliate would otherwise be entitled pursuant to Section

3(b) hereof; and (vi) during any hour of the service that is preempted for one
(1) continuous hour, Affiliate shall not be entitled to the commercial announcement time for such hour to which Affiliate would otherwise be entitled pursuant to Section 3(b) hereof.

          (j) Upon request by Affiliate, Network agrees to negotiate in good faith regarding the joint creation and development of multimedia, interactive and/or computer applications related to the Service or the Service programming. In addition, in the event Network or any affiliate of Network offers to, or solicits an offer from, any third party to participate, in any way, in the creation and/or development of a multimedia, interactive or computer application related to the Service or service programming, to be offered in conjunction with or separate from the Service, Network shall, within not more than sixty (60) days from the date of Network's or such third party's acceptance of such offer, offer Affiliate in writing the right to participate in a comparable creation and/or development upon terms and conditions each of which shall be comparable to the terms and condition of such other offer or solicitation. Affiliate shall have fifteen (15) days from the date of receipt of Network's offer to accept such comparable offer.

          (k) Network agrees that if it grants or offers, or has granted or offered, to any third party the rights to exhibit, distribute, subdistribute and/or authorize the reception of any multimedia, interactive or computer application relating to the service or the Service programming Network, shall promptly offer such rights to Affiliate upon terms and conditions each of which shall be no less favorable than the terms and conditions of any such third party grant of rights.

     5.   FEES:
          ----

          In consideration of the terms and conditions set forth herein, Affiliate shall, subject to Sections 5(b) (i), (ii) and (iii), pay the following fees ("Fees" and or "Fee"):

          (a) For each calendar month during the Term, Affiliate shall pay Network a Fee or Renewal Fee for each Service Subscriber who receives the Service hereunder. The amount of the Fee shall be calculated as follows:

          (i) Fees for Distribution of the Service on any Basis Other than A la
              ------------------------------------------------------------------
     Carte. The Fee for each Service Subscriber in any System who receives the
     -----
     Service on any basis other than a la carte shall be based on the pertinent calendar year and the penetration of the Service within a System ("Service Penetration").

     Service Penetration shall be determined each month on a System-by-System basis and shall mean the percentage obtained by dividing: (x) the number of Service Subscribers in the System, by (y) the number of subscribers receiving the most highly penetrated level of television programming services in such System excluding the Broadcast Basic level of service and/or pay-per-view services. The "Broadcast Basic" level of service shall mean that level of service which primarily contains (or would contain) only the signals of local broadcast television stations and may contain one satellite delivered

                                            [*] CONFIDENTIAL TREATMENT REQUESTED

     programming service.


     Notwithstanding the foregoing, in the event there are Service Subscribers in any System who receive the signal of the Service from such System in a digital format (the "Digital Service Subscribers"), or customers who receive the signal of any advertiser-supported service in a digital format (the "Digital subscribers), then neither the number of Digital Service Subscribers nor the number of Digital Subscribers in such System shall be included in the calculation of Service Penetration in such System pursuant
     to the preceding provisions of this Section 5(a) (i).    For purposes of
     determining the applicability of the Fee with respect to Digital Service Subscribers, Service Penetration shall be determined as if all Systems which serve Digital Service subscribers are collectively a single System hereunder (the "Digital System"); provided, that Service Penetration with respect to Digital Service Subscribers shall be equal to the percentage obtained by dividing: (x) the number of Digital Service Subscribers in the Digital System, by (y) the number of Digital Subscribers served by the Digital System.

     The Fee for each Service Subscriber who receives the Service on any basis other than a la carte shall be as follows:

[*]


The Renewal Fees for any Renewal Terms (i.e., calendar year 2010 and on) shall
                                        ----
be determined as set forth in Sections 5(c) and (d).

          (ii) Fees for Distribution of the Service on an A la Carte Basis.
               ------------------------------------------------------------
     For each calendar month during the Term, the Fee for each Service Subscriber who receives the Service on an a la carte basis in any System, regardless of whether such Service Subscriber receives the Service in an analog or digital format (an "a la Carte Service Subscriber"), shall be based on the retail price charged by a System for the Service and shall be calculated as follows:

[*]

          (b) "Service Subscribers" or a "Service Subscriber" shall mean each location to which Affiliate knowingly provides the Service pursuant to this Agreement directly, through an affiliate, or, as permitted by this Agreement, through a third party (other than through a third party as. permitted in Sections 4(g) and 4(h) hereof). Service Subscribers shall include each occupied dwelling (whether in a single family dwelling or multiunit building), bar, restaurant and other residential or commercial location in which the Service is received. If Affiliate provides the Service to multiple dwelling complexes, including, but not limited to, apartments, hotels and motels, on a bulk-rate basis, the number of Service Subscribers attributable to each such bulk-rate subscriber shall be equal to the total monthly retail rate a complex is charged for the Service or for the level or package of services in which the Service is carried, as the case may be, divided by Affiliate's, or the pertinent affiliate of Affiliate's, standard monthly retail rate a non-bulk rate Service Subscriber is charged in the applicable System for the Service or for such level or package of service, as the case may be. Service Subscriber shall not include
(i) employees of Affiliate or any affiliated party who are not charged for the Service; or (ii) public officials, administrative personnel or public buildings that are not charged for the Service; or (iii) subscribers who have not paid their monthly rate to Affiliate, or an affiliate of Affiliate, for a given month and are subsequently disconnected; provided, however, that with respect to this
Section 5(b) (iii), if Affiliate subsequently receives payment for the Service by any of such subscribers, Affiliate shall include such subscribers as Service subscribers for purposes of payment of Fees.

          (c) Network shall have the right to negotiate the Fee or Fees applicable to any Renewal Term upon written notice to Affiliate at least six (6) months prior to the end of the Initial Term or any Renewal Term immediately preceding such Renewal Term. Any such revised Fees ("Renewal Fees") shall be effective upon the commencement of such Renewal Term.


          (d) Notwithstanding any provision of this Agreement to the contrary, in the event that at any time during the Initial Term or during any Renewal Term, Network proposes, and Affiliate agrees to pay, any surcharge for the Service or increase in the Fees or Renewal Fees otherwise payable hereunder, Affiliate shall have the right, but not the obligation, to carry the service on any or all Systems on the basic level of service, on any tier (without regard to the number of services contained therein) a la carte, or in any combination thereof. Likewise, notwithstanding any provision of this Agreement to the contrary, in the event that at least forty-five (45) days prior to the expiration of the Initial Term or any Renewal Term hereunder, Affiliate and Network have failed to agree on the Renewal Fees and either Affiliate or Network notifies the other party that such first party chooses to cease negotiations of the Renewal Fees, Network shall give Affiliate notice of the rates to be paid per Service Subscriber and such rate shall be deemed the Renewal Fee per Service Subscriber to be paid during such succeeding Renewal Term. So long as Affiliate pays such rates, Affiliate shall then have the right, but not the obligation, in its sole and absolute discretion, to provide the Service pursuant to this Agreement, but on the basic level of service, on any tier, a la carte or in any combination hereof, and without regard to any restrictions contained in Section 4(e) hereof (including, without limitation, the number of services required to be in a tier), in Affiliate's sole and absolute discretion.

          (e) Network agrees that in no event will it authorize in any twenty-four (24) hour day the broadcast television exhibition of more than two (2) hours of the Service, any portion thereof, or any programming derived therefrom within the Distribution Area of any System.

          (f) Any undisputed Fees and Renewal Fees payable by Affiliate to Network hereunder, if any, shall be due and payable forty-five (45) days after the end of the pertinent calendar month during the Term. Any amounts payable by Network to Affiliate pursuant to Section 7 or Section 8(f) hereof shall be due and payable forty-five (45) days after the end of the pertinent calendar quarter during the Term. In the event of a good faith dispute regarding any amounts payable by either party to the other party hereunder, no such disputed amounts shall be due or payable by such party to the other party nor subject to the terms or conditions of this Section 5(f) or Section 5(g) below unless and until such dispute has been resolved to the satisfaction of Affiliate and Network. For each month during the Term for which Fees or Renewal Fees are payable, the number of Service Subscribers shall be equal to the number of Service Subscribers as of the first day of each calendar year, adjusted monthly for launches, acquisitions, deletions and divestitures. Service Subscribers in launched or acquired Systems shall be added the month following completion of the launch or acquisition. Service Subscribers in divested or deleted Systems shall be deducted from the Service Subscribers count effective in the month of the completion of the divestiture or deletion. The number of Service Subscribers so added or deducted shall be equal to the number of Service Subscribers in the System as of the first day of the applicable calendar quarter. Notwithstanding the foregoing, in no event shall Affiliate be required to pay on a number of Service Subscribers in any month greater than the average of the actual number of Service Subscribers as of the first day of the month and the actual number of Service Subscribers as of the last day of the month.

          (g) Any Fees or Renewal Fees, and any amounts payable by Network to Affiliate pursuant to Section 7 or Section 8(f) hereof that are unpaid within thirty (30) days after they are due and payable shall accrue interest at one and one-half percent (1.5%) per month or the highest lawful rate, whichever is less, from the due date until payment is received by Network or Affiliate, respectively. The party that is late in making such payments shall be liable to the other party for all reasonable costs and expenses (including, but not limited to, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) in connection with the collection of any such overdue amounts.

          (h) Network agrees that on and after the date on which Network is generating sufficient revenues to sustain its operations, at least twenty percent (20%) percent of the revenues from the Fees and any Renewal Fees will be used for the purpose of developing or acquiring original and/or exclusive programming for the Service.

          (i) Affiliate shall have the right to preview the Service in any of its systems on a full-time or part-time basis free of any obligation to pay Fees or Renewal Fees therefor for periods of up to one (1) month in any twelve (12) month period (which one (1) month periods may not be continuous) in order to determine subscriber preferences.

          (j) Notwithstanding any other provision in this Agreement to the contrary, any increase in any Fee or Renewal Fee hereunder shall, at Affiliate's quarterly option, become effective either on the last day of the complete quarter year that immediately precedes the quarter year containing the date such Fee or Renewal Fee increase was scheduled to take effect pursuant to this Agreement, or on the first day of such complete quarter year.

     6.   REPORTS:
          -------

          (a) Affiliate shall send to Network, not later than forty-five (45) days after the end of each calendar month during the Term for which Fees or Renewal Fees are payable by Affiliate, if any, a statement on a form mutually acceptable to Affiliate and Network. Each statement shall set forth the total number of Service Subscribers and such other information pertinent hereunder which relates to the computation of the amount due to Network for such calendar month. Affiliate shall deliver such statement to Network prior to or along with the amount payable to Network as provided in this Agreement. Network shall send to Affiliate, not later than forty-five (45) days after the end of each calendar quarter for which payment pursuant to Section 7 or Section 8(f) hereof is due, a statement on a form mutually acceptable to Affiliate and Network which sets forth all pertinent information to compute the amount due to Affiliate for such calendar quarter. Network shall deliver such statement to Affiliate prior to or along with the amount payable to Affiliate as provided in this Agreement.

          (b) Affiliate and Network each agree to keep and maintain accurate books and records of all matters directly relating to this Agreement in accordance with generally accepted accounting principles. During the Term and for one (1) year after the termination of this Agreement, such books and records of each party shall be available to the other party for inspection and audit, during normal business hours, at the inspecting party's expense, at the other party's offices upon reasonable notice to the other party; provided, however, that any inspection and/~ /audit of Network's books and records to determine compliance with the provisions of Section 14(e) hereof ("More Favorable Provision Obligations") shall be conducted by a public accounting firm or an auditing firm that audits or otherwise provides services to both Affiliate and Network or an independent accounting firm mutually agreed upon in good faith by the parties, provided that such accounting firm is one of the six largest accounting firms in the United States. If the parties cannot in good faith mutually agree upon such independent accounting firm within ninety (90) days, then Affiliate shall select an independent accounting firm to conduct such audit, provided that such independent accounting firm is one of the six largest accounting firms in the United States. The public accounting firm or auditing firm that conducts the audit shall be referred to hereinafter as the "Auditor". If, as a result of the examination performed hereunder by the Auditor, the Auditor determines that Network has fully complied with the More Favorable Provision Obligations, then such Auditor shall provide written notice to the parties stating only that Network has complied with the More Favorable Provision Obligations. If, as a result of the examination performed hereunder, the Auditor determines that Network has failed to comply with the More Favorable Provision Obligations, then the Auditor shall discuss the provisions at issue with Network in good faith for a reasonable time. In the event that after good faith discussions the Auditor concludes that Network has, in fact, complied with the More Favorable Provision Obligations, then the Auditor shall provide written notice to the parties stating only that Network has complied with the More Favorable Provision Obligations. In the event that after good faith discussions the Auditor concludes that

Network has not complied with the More Favorable Provision Obligations, then Network shall have the option, at Network's sole election, either (i) to grant to Affiliate the provision(s) which is (are) the subject of the More Favorable provision Obligation at issue, or (ii) to authorize the Auditor to provide to Affiliate only that limited information acquired during the course of the examination as is necessary for Affiliate to pursue its claim or claims related to Network's non-compliance with such More Favorable Provision Obligation; any information which is not so necessary shall not be disclosed to Affiliate by the Auditor and shall remain strictly confidential. Under no circumstances, other than the limited circumstances set forth in subsection (ii) above, shall any information acquired during the course of any examination or obtained during any discussions with Network be disclosed to Affiliate by the Auditor and all such information shall remain strictly confidential.

          (c) Each party's right to perform an audit hereunder shall be limited to once in any twelve (12) month period during the Term and once in the year after termination of this Agreement and shall be limited to an audit with respect to amounts to be paid in the current and prior calendar years only. If either party audits the other party's books hereunder, the inspecting party must make any claim against the other party within the earlier of three (3) months after the inspecting party or the inspecting party's representative leaves the other party's offices, or twenty-four (24) months after the close of the earliest month which is the subject of such claim. In addition, any such claim, if and when made, must relate to the then-current calendar year and/or the immediately preceding calendar year only. If a claim is not made within any limitation set forth herein, then any amounts, and all reports required hereunder shall be deemed final and incontestable, and the inspecting party will be deemed to have forever and conclusively waived its right, whether known or unknown, to collect any shortfalls from the other party for the period(s) audited. Notwithstanding the foregoing, the provisions of this Section 6(c) shall not apply to Affiliate's right to audit Network's compliance with the More Favorable Provision Obligations; provided, however, that Affiliate may not exercise its More Favorable Provision audit right more than once in any twelve
(12) month period and any such audit shall relate to the then-current calendar year and/or the two (2) immediately preceding calendar years only; and provided further that Affiliate must make any claim against Network pursuant to a More Favorable Provision within the earlier of (i) three (3) months after Affiliate's auditor leaves Network's offices and (ii) thirty-nine (39) months after the close of the month that gave rise to a claim under the More Favorable Provision.

     7.   REVENUE SHARING:
          ---------------

          (a) Subject to Affiliate's compliance with the conditions set forth in
Section 7(c) hereof, Network shall pay Affiliate five percent (5%) of the Gross Sales Price (as hereinafter defined) of all merchandise sold during Network's "Fitness Plus" programming segments (as described in Section 7(b) hereof) in zip code areas served by Affiliate or an affiliate of Affiliate which distributes the Service pursuant to this Agreement ("Affiliate's Revenue Share"). Where sales are made to customers residing in a zip code area where there are two or more distributors of the Service which are eligible to receive revenue sharing with respect to "Fitness Plus" (at least one of which is Affiliate or an affiliate of Affiliate which distributes the Service pursuant to this Agreement), Network shall allocate the Gross Sales Price between such distributors based on the percentage of subscribers to the Service which are serviced by each such distributor in such zip code. In the event that one or more of such distributors of the Service in the same area distributes the Service on a part-time basis, then the number of subscribers attributable to such distributor, solely for purposes of this Section 7(a), shall be calculated on a full-time equivalency ("FTE") basis for those subscribers who receive the Service on a part-time basis. The number of FTE subscribers for any such distributor shall be determined by multiplying such distributor's total number of part-time subscribers in the pertinent area by the percentage obtained by dividing the total number of hours such distributor distributes the Service on a part-time basis in a week by 168 (full-time carriage). For example, if a distributor with 10,000 subscribers in the pertinent area distributes the Service on a part-time basis for 63 hours per week, such distributor's number of FTE subscribers would be 3,750 [10,000 x (63 / 168)]. If Network is able to separately identify in any manner those customers who receive the Service by Satellite, then Network shall pay Affiliate five percent (5%) of Affiliate's portion of the Gross Sales Price of all merchandise sold during "Fitness Plus" to customers served by Satellite through Affiliate or an affiliate of Affiliate, such portion to be the percentage of subscribers to the Service which are served by Satellite by Affiliate or an affiliate of Affiliate, such portion to be the percentage of subscribers to the Service which are served by Satellite. If Network is able accurately to identify all of the actual provider(s) of the Service to customers who receive the Service by Satellite, then Network may, at its option, pay the five percent (5%) fee to such actual provider(s), whether such provider is Affiliate and/or another distributor, for the customers served by such actual provider(s), rather than paying pursuant to the allocation formula set forth in this Section 7(a). "Gross Sales Price" shall be defined for Affiliate in the most favorable manner as it is defined (now or in the future) for any present or future affiliate of Network, which is currently as follows: The price actually paid to and received by Network from customers for merchandise promoted during Network's "Fitness Plus" programming segments, excluding shipping and handling charges, applicable taxes, credits for returns and refunds and also excluding advertising sales revenue earned by Network.

          (b) Network's "Fitness Plus" programming segments, whether known by the "Fitness Plus" name or any other name, shall consist of originally produced vignettes showcasing and marketing to home-viewers fitness and fitness-related products and such other program elements as Network in its sole discretion shall determine. Nothing herein shall obligate Network to continue its "Fitness Plus" programming segment.

          (c) In order to be eligible to receive Affiliate's Revenue Share, Affiliate must comply with the following conditions: (i) Affiliate must be distributing the Service, (ii) the pertinent System or other distribution facility must distribute the Service for (A) at least eight (8) hours each day between the hours of 6:00 a.m. and midnight, or (B) at least an aggregate of fifty-six (56) hours each week, and (iii) Affiliate must provide Network with the zip code areas served by Affiliate and any affiliate of Affiliate which is distributing the Service pursuant to this Agreement.

          (d) Network shall pay to Affiliate the Affiliate Revenue Share, if any, on a quarterly basis within forty-five (45) days after the end of the pertinent calendar quarter.

     8.   PROMOTION:
          ---------

          (a) Affiliate shall use reasonable efforts to promote the Service within the Operating Areas of the Systems. Network shall provide promotional, marketing and sales material to Affiliate, as available and at Network's cost. Network agrees to allocate a proportionate amount of its affiliate promotion and marketing budget to Designated Marketing Areas ("DMAs") (as determined by the A.C. Nielsen company or, if such determination is no longer available, then a like determination of marketing areas) served by Affiliate, based on the ratio that Affiliate's number of subscribers bear to the subscribers of all affiliates of Network, including Affiliate's Service Subscribers. Network shall have discretion, subject to the preceding sentence, to choose the specific DMAs receiving marketing and promotion support, and to control all spending. Within sixty (60) days after the end of each calendar year, an officer of Network shall certify to Affiliate that Network is in full compliance with the provisions of this Section 8(a).

          (b) Except to the extent prohibited by any of Network's agreements regarding distribution of the programming constituting the Service, Affiliate may create, edit, reproduce, distribute and exhibit promotional segments or clips of the programming of the Service for purposes of promoting the Service, including, without limitation, use of such promotional segments or clips on any pay-per-view preview service or any on-screen programming guide service. Affiliate may tape or otherwise reproduce any portion of the Service in the exercise of the rights granted herein. Network agrees to use its reasonable efforts to obtain all the rights necessary for Affiliate to utilize the programming comprising the Service in the manner set forth in this Section 8(b).

          (c) Network may not undertake marketing tests, surveys, rating polls and/or other research that is substantially targeted to Service Subscribers in the Systems in connection with the Service without Affiliate's prior written consent, which consent may be withheld or delayed in Affiliate's sole and absolute discretion. Network shall provide Affiliate, without cost to Affiliate, with the results of such research to the extent it applies to a System or Systems or the subscribers therein. With respect to any tests, surveys, rating polls and/or other research that apply to a System or Systems for which Network seeks Affiliate's cooperation, Network shall notify Affiliate of the nature and scope of each such project and, upon Affiliate's prior written consent to such project (which consent may be withheld in Affiliate's sole and absolute discretion), Affiliate will, to the extent permitted by applicable law and company policy, cooperate in such research by rendering such assistance as Network may reasonably request and as Affiliate can reasonably provide, the cost of which assistance shall be borne by Network. Network shall otherwise keep the results of all research relating to a System or Systems confidential under the provisions of Section 13 hereof and shall retain the results of such research in an aggregate form only, which results do not identify any subscriber, Cable television system or Cable television operator.

          (d) Network agrees to provide the following launch support to be used towards marketing promotions and activities intended to promote sales of subscription to Service, increase awareness and viewership of the Service, and to generate local advertising sales on the Service in the Systems: launch kit containing ad slicks, radio spots and other collateral material.

          (e) Affiliate acknowledges that the names and marks FIT TV, Cable Health Club and CHC (and the names of certain programs which appear in the Service) are the exclusive property of Network and its suppliers and that Affiliate has not and will not acquire any proprietary rights therein by reason of this Agreement. Network shall have the right to approve any mention or use by Affiliate of such names or marks in publicity about Network or the products or programming included in the Service. Use of such names and marks in routine promotional materials such as program guides, program listings and bill stuffers shall be deemed approved unless Network specifically notifies Affiliate to the contrary prior to such use by Affiliate.

          (f) Network agrees that if Network includes any "direct on-air sales" programming in the Service pursuant to Section 3(a) hereof (excluding Network's regularly scheduled commercial announcement minutes provided for in Section 3(a) hereof and, at Network's annual election upon written notice to Affiliate no less than thirty (30) days' prior to January 1 of the pertinent calendar year, either (x) up to two (2) minutes in each hour for the marketing of Network products and Network licensed merchandise, or (y) any advertising time sold by Network to third parties that complies with the provisions of Section 3(a) hereof but for which Network does not receive any compensation or commission based on the number or amount of products and/or Services sold by such third parties during such programming), then Network shall pay to Affiliate the then prevailing industry average home shopping service rebates (currently five percent (5%) of net sales receipts) on all merchandise sold to respondents in the Systems' zip code areas by such direct on-air sales programming on the Service. "Net Sales" means gross sales less taxes, fees, returns and allowances, freight out and cash discounts. Furthermore, Network agrees that in the event Network does any direct on-air sales programming, Network shall (unless prohibited by law or by the respondent) provide Affiliate with lists of the names and addresses of respondents from within the zip code areas of the Systems, who respond to such direct on-air sales programming, for use by Affiliate, any affiliate of Affiliate, or any System or Systems; provided, however, that (i) if Network can affirmatively and accurately distinguish between respondents who receive the Service from Affiliate or an affiliate of Affiliate and respondents who receive the Service from a distributor other than Affiliate or an affiliate of Affiliate, then Network need not provide Affiliate with the names and addresses of the respondents who receive the Service from such other distributor, (ii) Affiliate shall not disclose the source of such list, (iii) if Network notifies Affiliate of the products that Network is selling in the direct on-air sales programming in the Service, then Affiliate shall not sell products that are directly competitive with such products by using such list, and (iv) if

Network notifies Affiliate of the sports-related products that are being sold in the direct on-air sales programming in the Service by a third party which has been granted advertising exclusivity by Network with respect to such sports-related products, Affiliate shall not sell sports-related products that are directly competitive with such sports-related products by using such list

          (g) Network and Affiliate hereby acknowledge that (i) their interests are often in direct conflict, (ii) their relationship is often adversarial, and
(iii) Network could cause Affiliate significant harm by the nature of Network's communications to Affiliate's subscribers or to the governmental entities or franchise or licensing authorities whose opinions and actions could adversely affect Affiliate's cable television systems. Therefore, Network shall not initiate communications with any subscribers or franchise or licensing authorities or governmental entities in the Operating Area of any cable television system that meets the System Qualifications of Exhibit A hereof without Affiliate's prior written approval, and under no circumstances shall Network engage in any communications with any subscribers or franchise or licensing authority or governmental entity in the Operating Area of any such system which would, or reasonably could, adversely and materially interfere with Affiliate's relations with subscribers, or Affiliate's relations with any governmental entity or community in any such Operating Area. This provision shall not apply, (A) to any national advertising by Network in connection with the Service, (B) to any proceeding before any judicial body, or (C) to communications with Congress or with any other branch or agency of the Federal government. This Section 8(g) shall survive the expiration or termination of this Agreement (regardless of the reason for such expiration or termination) for a period of two (2) years.

          (h) Network shall not include in the Service any advertisements for "800," "900," or "976" telephone services, or other telephone services or similar services which bill a caller for placing or confirming the call (other than for the telephone company's cost of the call), that relate directly or indirectly to gambling, sexual or romantic activities, other adults-only services, services that are directed at children and require the caller to make a payment or give a credit card number for such call, or any services relating to astrology, psychics or the occult. Network shall not, either before or after the termination or expiration of this Agreement, regardless of the reason for such termination or expiration, provide to any third party any information (whether personally identifiable or otherwise) about any subscriber to any cable television system which meets the System Qualifications of Exhibit A hereto.

     9.   WARRANTIES AND INDEMNITIES:
          ---------- --- -----------

          (a) Network represents and warrants to Affiliate that (i) Network is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) Network has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (iii) Network is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on behalf of Network has the authority to do so; (v) Network is in compliance with all laws, rules, regulations and court and administrative decrees to which it is subject including, without limitation, all applicable rules and regulations of the Federal Communications Commission (the "FCC"); (vi) Network has, or will have acquired at the pertinent time when all or part of the Service and the Programming is made available to Affiliate, good title to, and/or each and every property right (whether relative to tangible or intangible property), or license, usage or other right necessary or appropriate whatsoever to effectuate the acts or performances contemplated by, or satisfy the obligations imposed on it pursuant to, this Agreement; provided, however, that Network makes no representation with respect to the rights, licenses and approvals necessary, required or appropriate for any and all performances through to the premises and to the listeners frequenting the premises of Service Subscribers; (vii) neither the Service, the Programming, any program related thereto, nor any component thereof is subject to, or the subject of, any lien, encumbrance, charge, lis pendens, administrative proceeding, governmental investigation, or litigation pending or threatened; (viii) the use and exhibition of the Service and the Programming by Affiliate, as contemplated by this Agreement, will not cause Affiliate to violate any law, rule, regulation or court or administrative decree; and (ix) the obligations created by this Agreement, insofar as they purport to be binding on Network, constitute legal, valid and binding obligations of Network enforceable in accordance with their terms.

          (b) Affiliate represents and warrants to Network that (i) Affiliate is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) Affiliate has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (iii) Affiliate is under no contractual or other legal obligation which shall in any way interfere with its full, prompt and complete performance hereunder; (iv) the individual executing this Agreement on behalf of Affiliate has the authority to do so; and
(v) the obligations created by this Agreement, insofar as they purport to be binding on Affiliate, constitute legal, valid and binding obligations of Affiliate enforceable in accordance with their terms.

          (c) Network represents, covenants, and warrants that the Service complies, and will continue to comply, in all respects with the commercial matter limitations of the Children's Television Act of 1990, Public Law 101-437 (October 18, 1990) and the regulations of the FCC promulgated thereunder, as the same may apply to cable television systems and cable operators, including 47 C.F.R. (S) 76.225, 76.305, and as the same may be amended from time to time ("Children's Television Regulations") to the extent pertinent to the Service or to Affiliate's carriage of the Service; Network further represents, covenants and warrants that, upon request by Affiliate, it will provide to Affiliate all records demonstrating such compliance under the Children's Television Regulations as are necessary for Affiliate to timely demonstrate its compliance as a cable operator with the commercial matter limitations and record keeping requirements of the Children's Television Regulations; Network further represents, covenants and warrants that the Service complies, and will continue to comply, with all origination cablecasting regulations of the FCC, including but not limited to 47 C.F.R. (S)(S) 76.205 - 76.221 (political equal time, personal attack, lotteries and sponsorship identification), as the same may be amended from time to time ("Origination Cablecasting Requirements") to the extent pertinent to the service or to Affiliate's carriage of the Service, and that Network shall provide Affiliate all necessary documentation required thereunder for Affiliate to timely meet its documentation and public file requirements under the Origination Cablecasting Requirements. In the event that any other programming offered by the Service shall be among the kind of programming which is regulated by federal, state or local law, as the same may apply to cable television systems and cable operators, or other non-broadcast television distributors, then Network shall provide to Affiliate all statements, records or other documents reasonably necessary for Affiliate to demonstrate timely compliance as a cable operator or distributor with such laws and regulations.

          (d) Affiliate and Network shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other's (and the other's affiliated companies') respective present and former officers, shareholders, directors, employees, partners and agents, against and from any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs) arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein.

          (e) Without limiting the provisions of Section 9(d) hereof, Network will indemnify, defend and forever hold Affiliate and Affiliate's affiliated companies and each of Affiliate's and Affiliate's affiliated companies' respective present and former officers, shareholders, directors, employees, partners and agents harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) caused by or arising directly or indirectly out of (i) the content of the service or the Programming or the use and delivery of the Service or the Programming hereunder (including, but not limited to, sponsorship, promotional and advertising spots, any background music and anything else inserted by Network or any party other than Affiliate), including, without limitation, any losses, liabilities, claims, costs, damages and expenses based upon any suit, lien, encumbrance, charge, lis pendens, administrative proceeding, government investigation or litigation relating to the Service, the Programming, any program included therein or any component thereon, or based upon alleged or proven libel, slander, defamation, invasion of the right of privacy or publicity, or violation or infringement of copyright (including music performance rights for any and all performances through to Affiliate's subscribers), literary or music synchronization rights, obscenity, indecency, or any other form or forms of speech (whether or not protected by the Constitution of the United States or any State) or otherwise arising out of the content of the Service or the Programming as furnished by Network hereunder (provided that Affiliate shall, to like extent, indemnify Network for any deletion or addition of material by Affiliate to the Service or the Programming which deletion from, or addition to, the Service or the Programming gives rise to losses, liabilities, claims, costs, damages or expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs)) to Network; or (iii) the sale or marketing of any products or services by, through or on the Service or the programming (including, but not limited to, claims related to product liability, patent, trademark or copyright infringement, right of privacy or publicity, express or implied warranties, warranties relating to compliance with any applicable governmental laws or regulations, obscenity and personal injuries (physically, economically or otherwise) to any person who may reasonably be expected to use, consume or be affected by the products and services sold or marketed by, through or on the Service or the Programming.

          (f) In connection with any indemnification provided for in this
Section 9, each party shall so indemnify the other only if such other party claiming indemnity shall give the indemnifying party prompt notice of any claim or litigation to which its indemnity applies; it being agreed that the indemnifying party shall have the right to assume the full defense of any or all negotiations, claims or litigation to which its indemnity applies. The indemnified party will cooperate fully (at the cost of the indemnifying party) with the indemnifying party in such defense and in the settlement of such claim or litigation, and the indemnified party shall make no compromise or settlement of any such claim without the prior written consent of the indemnifying party. The settlement of any claim or action by the indemnified party without the prior written consent of the indemnifying party shall release the indemnifying party from its obligations hereunder with respect to such claim or action so settled.

          (g) Network represents, warrants and covenants that (i) it has obtained general liability insurance covering the Service and all elements thereof, including the Programming, from a nationally recognized insurance carrier in accordance with industry standards; (ii) such insurance shall remain in full force and effect throughout the Term; (iii) Affiliate shall be named as an additional insured and loss payee on the insurance policy and such policy shall provide that the proceeds thereof shall be payable to Affiliate as its interests may appear; (iv) Network shall provide Affiliate with documentation to such effect upon the execution hereof; (v) at least thirty (30) days prior to the expiration of such policy, Network shall provide Affiliate with appropriate proof of issuance of a policy continuing in force and effect the insurance covered by the insurance so expiring; and (vi) Network shall provide Affiliate with thirty (30) days written notice of any changes in such policy which would materially adversely affect the coverage required hereunder.

          (h) The representations, warranties and indemnities contained in this
Section 9 shall continue throughout the Term and the indemnities shall survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

     10.  EARLY TERMINATION RIGHTS:
          ----- ----------- ------

          (a) In addition to Network's other rights at law or in equity or pursuant to other provisions of this Agreement, Network may, by so notifying Affiliate, terminate this Agreement: (i) if Affiliate is in material breach of this Agreement; provided, however, that if such breach is of the type that is curable, then Network shall not exercise its termination or other rights at law or in equity hereunder unless Network has, by so notifying Affiliate in writing, given Affiliate at least thirty (30) days from the time such notice is received by Affiliate to fully cure such material breach and to demonstrate to Network that such material breach has been cured, and provided further, that if such breach is confined to a System or to a limited number of Systems, Network shall have the right to terminate this Agreement only as to such System or Systems; or (ii) if Affiliate has filed a petition in bankruptcy, is insolvent, or has sought relief under any law related to Affiliate's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Affiliate, or any relief' under any such law has been sought by any creditor(s) of Affiliate, unless such involuntary petition is dismissed, or such relief is denied within thirty (30) days after it has been filed or sought.

          (b) In addition to Affiliate's other rights at law or in equity or pursuant to other provisions of this Agreement, and in addition to any other right to terminate provided hereunder, Affiliate may, by so notifying Network, terminate this Agreement: (i) if Network is in material breach of this Agreement; provided, however, if such breach is of the type that is curable, then Affiliate shall not exercise its termination or other rights at law or in equity hereunder unless Affiliate has, by so notifying Network, given Network at least thirty (30) days from the time such notice is received by Network, to fully cure such material breach and to demonstrate to Affiliate that such material breach has been cured; or (ii) if Network has filed a petition in bankruptcy, is insolvent or has sought relief under any law related to Network's financial condition or its ability to meet its payment obligations; or (iii) if any involuntary petition in bankruptcy has been filed against Network, or any relief under any such law has been sought by any creditor(s) of Network, unless such involuntary petition is dismissed, or such relief is denied, within thirty
(30) days after it has been filed or sought; or (iv) on at least thirty (30) days' notice in the event that delivery of the Service is discontinued or interrupted for a continuous period of thirty (30) days.

     11.  FORCE MAJEURE:
          ----- -------

     Except as herein provided to the contrary, neither Affiliate nor Network shall have any rights against the other party hereto for the non-operation of facilities or the non-furnishing of the Service if such non-operation or non-furnishing is due to an act of God; inevitable accident; fire; lockout; flood; tornado; hurricane; strike or other labor dispute; riot or civil commotion; earthquake; war; act of government or governmental instrumentality (whether federal, state or local); failure of performance by a common carrier; failure in whole or in part of technical facilities; or other cause (financial inability excepted) beyond such party's reasonable control. In the event of non-operation or non-furnishing of the Service, Affiliate shall have the right, immediately, to insert programming of its choice on the channel otherwise identified with the Service until such time as the Service is fully operational again. Credit will be given to Affiliate, however, on that portion of the Service which is affected by any interruption during any month equal to the product of (x) the Fees or any Renewal Fees which would be due for such month, calculated in accordance with this Agreement, assuming no interruption of Service during such month, multiplied by (y) a fraction, the numerator of which is the total number of hours of interruption of the Service during such month and the denominator of which is the total number of hours of the Service which would have been provided and carried by a System or Systems during such month absent such interruption(s).

     12.  NOTICES:
          -------

     Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by registered or certified mail return receipt requested or by hand or messenger delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other party, at the following address (unless either party at any time or times designates another address for itself by notifying the other party thereof by certified mail, in which case all notices to such party thereafter shall be given at its most recently so designated address):

          To Network:    2877 Guardian Lane
                         P.O. Box 2050
                         Virginia Beach, Virginia 23450-2050
                         Facsimile Number: (804) 459-6422
                         Attention: Senior Vice President,
                              Managing Director, Affiliate
                              Affiliate Relations
                         cc: Office of General Counsel

          To Affiliate:  Terrace Tower II
                         5619 DTC Parkway-
                         Englewood, Colorado 80111
                         Facsimile Number: (303) 488-3218
                         Attention: President
                         cc: Legal Department

     Notice or report given by personal delivery shall be deemed given on delivery. Notice or report given by mail shall be deemed given on the actual receipt thereof. Notice or report given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed given on the day of transmission if a business day, or on the next business day after the day of transmission if not transmitted on a business day.

     13.  CONFIDENTIALITY; PRESS  RELEASES:
          ---------------------- ---------

     Neither Affiliate nor Network shall disclose (whether orally or in writing, or by press release or otherwise) to any third party any information with respect to the terms and provisions of this Agreement, any information obtained in any inspection and/or audit of the other party's books and records or any information contained in any data or report required or delivered hereunder or any materials related thereto, and Network shall not disclose any information regarding Affiliate's promotion of the Service, including, but not limited to, Affiliate's promotional or marketing plans, programs or strategies or any information regarding Affiliate's, or any System's subscribers, or Alternative Technology subscribers including, but not limited to, the number of such subscribers or Alternative Technology subscribers, except (as to all of the foregoing): (i) to each party's respective officers, directors and employees, in their capacity as such, and their respective auditors and attorneys; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 13 by such officers, directors, employees, auditors or attorneys; (ii) to the extent necessary (but redacted to the greatest extent possible) to comply with law or with the valid order of an administrative agency or a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (iii) as part of its normal reporting or review procedure to its parent company and such parent company's auditors and attorneys; provided, however, that the disclosing party agrees to be responsible for any breach of the provisions of this Section 13 by such parent company, its auditors and attorneys; (iv) in order to enforce its rights or perform its obligations pursuant to this Agreement provided that prior to such disclosure such party shall seek confidential treatment of such information; and (v) if mutually agreed by Affiliate and Network, in advance of such disclosure, in writing. Network shall comply with all laws, rules, regulations and court and administrative decrees to which it is subject. In addition, unless such information is obtained from a third party, including from the subscriber in a communication which does not violate Section 8(g) hereof, Network shall not use or disclose information (whether personally identifiable information or not) to any third party regarding Affiliate's or any affiliate of Affiliate's Cable television subscribers or Alternative Technology subscribers and shall not engage in any direct mailing or telephone solicitation, for any purpose, to such Cable television subscribers or Alternative Technology subscribers. This Section 13 shall survive, indefinitely, the expiration or termination of this Agreement regardless of the reason for such expiration or termination.

     14.  MISCELLANEOUS:
          --------------

          (a) Assignment; Binding Effect; Reorganization.  This Agreement,
              ------------------------------------------
including both its obligations and benefits, shall redound to the benefit of, and be binding on the respective transferees and successors of the parties, except that neither this Agreement nor either party's rights nor obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party; provided, however, no consent shall be necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by either party or assignment to an entity under common control, controlled by or in control of either party. Notwithstanding the foregoing, Network shall give Affiliate thirty (30) days' prior written notice of a change in the control or ownership of the Service or Network. In such event, this Agreement shall continue but, upon the date of such change of control, at Affiliate's option, (i) Affiliate may carry the Service on the basic level of Service, on any tier, in any package, or on an a la carte basis in any or all Systems without reference to the restrictions contained in Section 4(e) hereof; or (ii) any or all of the Systems may be deemed deleted from Schedule 1 hereto and carriage of the Service may be discontinued on any or all of the Systems; provided, however, that Affiliate shall have the option to continue or restore carriage in any or all Systems at any time during the Term. For purposes of this paragraph, the term "control" means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, this Section 14(a) shall not apply if there is a change in the control or ownership of the Service which involves the transfer of the Service to the partnership known as the "Fit TV Partnership".

          (b) Entire Agreement; Amendments; Waivers.  This Agreement contains
              -------------------------------------
the entire understanding of the parties and supersedes and abrogates all contemporaneous and prior understandings of the parties, whether written or oral, relating to the subject matter hereof. This Agreement may not be modified except in writing executed by both parties hereto. Any waiver of any provision of, or right included in, this Agreement must be in writing and signed by the party whose rights are being waived. No waiver by either Affiliate or Network of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of Affiliate or Network to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach.

          (c) Governing Law.  The obligations of Affiliate and Network under
              -------------
this Agreement are subject to all applicable federal, state and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as the same may be amended from time to time, and the rules and regulations of the FCC promulgated thereunder), and this Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York (except for issues of perpetuity which shall be governed by the laws of the State of Colorado), without regard to choice of law rules.

          (d) Relationship.  Neither Affiliate nor Network shall be, or hold
              ------------
itself out as, the agent of the other under this Agreement. No subscriber of Affiliate shall be deemed to have any privity of contract or direct contractual or other relationship with Network by virtue of this Agreement or Network's delivery of the Service to affiliate hereunder. Likewise, no supplier of advertising or programming or anything else included in the Service by Network shall be deemed to have any privity of contract or direct contractual or other relationship with Affiliate by virtue of this Agreement or Affiliate's carriage of the Service hereunder. Nothing contained herein shall be deemed to create, and the parties do not intend to create, any relationship of partners, joint venturers or agents, as between Affiliate and Network, and neither party is authorized to nor shall act toward third parties or the public in any manner which would indicate any such relationship with the other. Network disclaims any present or future right, interest or estate in or to the transmission facilities of Affiliate and any affiliate of Affiliate and the parents, subsidiaries, partnerships or joint venturers controlling the Systems on which the Service is transmitted, such disclaimer being to acknowledge that neither Affiliate nor the transmission facilities of the Systems (nor the owners thereof) are common carriers.

          (e) Favorable Terms.  Network agrees that if it gives or offers, or
              ---------------
has given or offered, to any third party which distributes the Service within the United States, the District of Columbia and/or the territories, possessions and commonwealths of the United States and which has an equivalent or lesser number of subscribers to the Service than Affiliate (calculated in the same manner as Affiliate) (i) a lower net effective rate per subscriber for the service than Affiliate is paying per Service Subscriber hereunder, or (ii) any other economic or non-economic term, provision, covenant or consideration, which are or is more favorable to such third party than Affiliate is receiving hereunder ((i) and (ii) above, individually and collectively, shall be referred to herein as "More Favorable Provision"), Network will promptly offer such More Favorable Provision to Affiliate for the period such More Favorable Provision is or was available to such third party. Notwithstanding the foregoing, in the event that Network, after the date hereof, grants or offers any third party any economic or non-economic term, provision, covenant or consideration in connection with the launch of the Service on any of such third party's cable television systems (a "Third Party Launch Incentive"), and during the Term at some time prior to such third party grant or offer, Network has granted or offered the same (or a more favorable) term, provision, covenant or consideration to Affiliate, then such Third Party Launch Incentive shall not be a More Favorable Provision for purposes of this Section 14(e). The calculation of net effective rate shall include all economic and non-economic terms and provisions of an agreement which involve financial or other outlays (excluding contingent liabilities) by either party for the benefit of the other or in direct or indirect correlation with the rates for the Service, or which involve direct or indirect consideration paid by either party to the other, such as discounts, credits, marketing support or adjustments of any kind including, but not limited to, actual per subscriber rates, launch reimbursements, advertising support, volume or other discounts, reimbursements, channel position fees, discounts, credits or rebates, pre-payment loans, deductions for uncollected accounts, market contributions and other incentives, cash payments (whether conditional or not), sales or leases of equipment, studio facility discounts, free or discounted marketing materials, payment terms and other financing terms. In determining "net effective rates," the actual number of subscribers to the Service (rather than projected or expected subscribers or the number of such third party's subscribers who are not actually subscribers to the Service) will be considered. In addition, for purposes of comparing the actual rate per subscriber to the Service payable by Affiliate to the actual rate per subscriber to the Service payable by a third party that is distributing the Service via a common delivery system through which multiple parties may distribute services (e.g., video dialtone providers),
                                                -----
the calculation of the penetration of the Service for such third party shall be based on the total number of customers receiving programming services through such common delivery system, regardless of the number of parties distributing television services through such facility. Network agrees to provide to Affiliate a written certification on each annual anniversary date of this Agreement, signed by a duly authorized officer of Network, stating that Network has satisfied its obligations under this Section 14(e) .

          (f) Severability.  The invalidity under applicable law of any
              ------------
provision of this Agreement shall not affect the validity of any other provision of this Agreement, and in the event that any provision hereof is determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein; provided however, that both parties shall negotiate in good faith with respect to an equitable modification of the provision, or application thereof, held to be invalid and provisions logically related thereto.

          (g) No Inference Against Author.  Network and Affiliate each
              ---------------------------
acknowledge
that this Agreement was fully negotiated by the parties and, therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

          (h) No Third Party Beneficiaries.  The provisions of this Agreement
              ----------------------------
are for the exclusive benefit of the parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

          (i) Headings.  The titles and headings of the sections in this
              --------
Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

          (j) Non-Recourse.  Notwithstanding anything contained in this
              ------------
Agreement to the contrary, it is expressly understood and agreed by the parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made nor intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any incorporator, stockholder, director, officer, partner, employee or agent, past, present or future, or any of them, and any recourse, whether in common law, in equity, by statute or otherwise, against any of them is hereby forever waived and released.

          (k) Taxes.  Affiliate shall have the right to withhold any portion of
              -----
any amounts payable by Affiliate to Network which Affiliate is required to withhold by applicable law, and to pay any such amounts over to any appropriate governmental authority. Network shall provide such assistance as is necessary to enable Affiliate to discharge its obligation to withhold and/or pay taxes on Network's behalf. Network shall indemnify, defend and forever hold harmless Affiliate and any affiliate of Affiliate from and against any and all liabilities, claims, costs (including attorneys' fees), damages, liens, encumbrances, charges, suits or actions arising directly or indirectly out of any tax or other amount withheld, paid or otherwise collected by Affiliate on Network's behalf, or owed or paid by Network to any governmental entity.

     The parties hereto have executed this Agreement as of the date first above written.

AFFILIATE:                               NETWORK:


By: /s/ Jedd S. Palmer                   By: /s/ Stephen D. Lentz
   ---------------------                     --------------------
        Jedd S. Palmer
        President                        Title:    President
                                                -----------------

                                   SCHEDULE 1

                    To Affiliation Agreement By and Between

                           Cable Health TV, Inc. and

                            Satellite Services, Inc.

                               Dated May 16, 1996


                                    SYSTEMS
                                    -------

                                   EXHIBIT A

                    To Affiliation Agreement By and Between

                           Cable Health TV, Inc. and

                            Satellite Services, Inc.

                               Dated May 16, 1996

                             SYSTEM QUALIFICATIONS
                             ---------------------

I. Affiliate represents and warrants the following regarding each System listed on Schedule 1 hereof.

          1. that either (a) Tele-Communications, Inc. or any person or entity under common control with, controlling or controlled by Tele-Communications, Inc. (the "Control Group") (Tele-Communications, Inc. and the Control Group shall be hereinafter referred to as "TCI"; any reference to TCI herein shall be deemed to be a reference to either Tele-Communications, Inc. or the Control Group, or both, as is necessary to qualify the greatest number of television distribution facilities hereunder) or its nominee owns, directly or indirectly, at least a twenty-five percent (25%) interest in the general manager of the System pursuant to a valid written agreement in full force and effect; or (b) TCI or its nominee owns, directly or indirectly, a ten percent (10%) interest in such System or owns an interest or obligation by which TCI, directly or indirectly, owns a right (whether conditional or not) to convert into or acquire, directly or indirectly, an interest equal to at least the required interest. An "indirect" ownership is an interest resulting from ownership through any series of ownership interests, including corporations, partnerships, joint ventures or other forms of business organizations; an indirect interest shall be quantified in amount by a series of percentage multiplications commencing with TCI'S direct interest and multiplying that by the next most proximate percentage interest and, then, multiplying in turn each succeeding ownership interest in the order of their progression away from TCI by the result of the immediately preceding multiplication until the most distant percentage interest is multiplied;

          2. that Affiliate or an agent has been authorized, pursuant to a valid written agreement in full force and effect, to make and execute decisions on behalf of each such System with respect to the Service, including but not limited to billing and collection of fees, and Affiliate continues throughout the Term to exercise such authority with respect to matters affecting the distribution of the Service by such System;

          3. that either a franchise or license is not required or a valid franchise or license is in effect through the Term of this Agreement or the franchisee or licensee has held a valid cable television franchise or license and continues to operate in the franchise or license area under a claim of right or is otherwise lawfully operating or franchisee or licensee has held a valid cable franchise or license and is continuing to operate while diligently pursuing, in good faith, its available judicial remedies. For the above purposes, in the event a franchise or license expires before the end of the Term, such franchise or license shall be deemed valid for so long as franchisee or licensee is negotiating in good faith with the franchising or licensing authority for a franchise or license renewal;

          4. that, except as permitted under this Agreement, Affiliate is not subdistributing and will not in the future subdistribute, nor does it claim to be authorized to subdistribute, the Service through any cable television system which does not satisfy the requirements set forth above.

II. In the event TCI's direct or indirect equity interest in a System or in the entity managing such System decreases to below the level required under Paragraph I hereof, and provided TCI's interest does not decrease to zero, such System shall continue to qualify under Paragraph I hereof, provided however, TCI'S interest in such System shall increase to the level required under Paragraph I hereof within eighteen (18) months of the decrease.

III. In the event Affiliate, or any of the entities which owns or manages systems which qualify hereunder, effects a corporate separation, reorganization or restructuring (including, but not limited to, by a distribution of stock, or other assets or rights, to its shareholders, partners or joint venturers), the Systems of the entity resulting from such transaction (including all interim and supporting entities) and/or all of such resulting entities, in the aggregate, will qualify under Paragraph I hereof, so as to continue to qualify to distribute the Service under the terms and conditions hereof, as if such separation, reorganization or other restructuring had not occurred.